As filed with the Securities and Exchange Commission on July 2, 1999

                         Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            U.S. Wireless Corporation
               (Exact name of Registrant as specified in Charter)


      Delaware                                       4812                                               13-3704059
     (State of                                       (Primary standard industrial                       I.R.S. employer
     Incorporation)                                  classification code)                               identification No.

                                2303 Camino Ramon
                           San Ramon, California 94583
               (Address and telephone number of Principal Offices)

                 Dr. Oliver Hilsenrath, Chief Executive Officer
                                2303 Camino Ramon
                           San Ramon, California 94583
                                 (925) 327-6200
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================

  Title of each class                                         Proposed maximum      Proposed maximum aggregate        Amount of
    of securities               Amount to be Registered        offering price         offering price               registration fee
  to be registered                                              per share
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                        2,000,000(1)               $2.50(2)                     $5,000,000                   $1,724
$.01 par value
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                         6,000,000                 $1.00 (4)                    $6,000,000                   $2,069
$.01 par value(3)
====================================================================================================================================

Totals...........                                                                           $11,000,000                   $3,793
====================================================================================================================================

     (1) Equals the number of shares of Common Stock underlying stock options granted to officers, directors and employees of the Company which are currently vested and exercisable.

     (2) Estimated pursuant to Rule 457 of Regulation C solely for the purpose of calculating the registration fee. The proposed maximum offering price per share with respect to the shares issuable upon the exercise of stock options granted has been estimated pursuant to Rule 457(h) under which Rule the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The average exercise price of the shares subject to the outstanding options, which are vested and exercisable, is $2.50.

     (3) Shares of Common Stock issuable upon the conversion of shares of the Company's Series B Preferred Stock, par value $.01 per share.

     (4) Estimated based upon an offering price of $100.00 per share of the Company's Series B Preferred Stock, each share of which is convertible into 100 shares of the Company's Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
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
         Item in Form S-3                                                       Prospectus Caption

 1.      Forepart of the Registration                                           Cover Page and Cover Page of
         Statement and Outside Front                                            Registration Statement
         Cover Page of Prospectus

 2.      Inside Front and Outside                                               Continued Front Page
         Back Cover Pages of
         Prospectus

 3.      Summary Information, Risk                                              Prospectus Summary, Risk Factors
         Factors and Ratio of Earnings
         to Fixed Charges

 4.      Use of Proceeds                                                        Use of Proceeds

 5.      Determination of Offering                                              Plan of Distribution, Cover Page, Risk
         Price                                                                  Factors

 6.      Dilution                                                               Risk Factors

 7.      Selling Security-Holders                                               Selling Securityholders

 8.      Plan of Distribution                                                   Cover Page, Plan of Distribution

 9.      Description of Securities                                              Incorporation of Certain Documents by
         to be Registered                                                       Reference

10.      Interests of Named Experts                                             Legal Opinions, Experts
          and Counsel

11.      Material Changes                                                       Prospectus Summary

12.      Incorporation of Certain                                               Incorporation of Certain
         Information by Reference                                               Documents by Reference

13.      Disclosure of Commission Position                                      Item 15. Indemnification of
         on Securities Act Liabilities                                          Officers and Directors

                                      -iii-


                    Subject to Completion Dated July 2, 1999

                          PROSPECTUS 6,000,000 SHARES

                            U.S. Wireless Corporation

                                  COMMON STOCK


     This Prospectus covers the sale of up to 6,000,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of U.S. Wireless Corporation (the "Company"), which shares are issuable upon conversion of 60,000 shares of the Company's Series B Preferred Stock (the "Series B Shares"). The resale of the Shares by the holders (the "Selling Securityholders") is restricted and limited in accordance with certain holdback provisions incorporated into the subscription documents. See "Plan of Distribution." The Series B Shares were sold pursuant to the Company's private placement offerings in March and April 1999. Each share of Series B Preferred Stock is convertible into shares of Common Stock, pursuant to certain voluntary and mandatory conversion provisions, commencing 90 days from issuance. Holders of the Series B Shares have the right, to vote as a separate class, to elect one member to the Company's Board of Directors, which right is subject to termination under certain circumstances. The Series B Preferred Stock has a liquidation preference of $100 per share and ranks on a parity with the Company's outstanding Series A Preferred Stock. See "Summary - 1999 Private Placement."

     The shares of Common Stock underlying the Series B Shares may be sold from time to time, subject to certain holdback provisions, in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Company will not receive any of the proceeds from the sale of any securities sold by the Selling Securityholders. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol "USWC". Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock, or that if one is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Common Stock will be available for trading in the over-the-counter market on the OTC Bulletin Board.


                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July__ , 1999.

The Selling Securityholders will be required to represent that they have knowledge of Regulation M promulgated under the Exchange Act of 1934, as amended (the "Exchange Act"), which proscribe certain manipulative and deceptive practices in connection with a distribution of securities.


                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The
Commission maintains a World Wide Web site that contains reports, proxy, and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999; and

     2. A description of the Company's securities is contained in the Company's registration statement on Form 8-A filed October 27, 1994; and

     3. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold termination of the offering shall be deemed to be incorporated by reference incorporated by reference in this registration statement and prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to U.S. Wireless Corporation, Attn: Director of Corporate Communications, 2303 Camino Ramon, San Ramon, California 94583, telephone (925) 327-6200.

                                     Summary

     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus and the Company's annual report on Form 10-KSB for the fiscal year ended March 31, 1999. Statements contained in this Prospectus which are not historical facts are forward looking statements as defined under the Private
Securities Litigation Reform Act of 1995. These forward looking statements include statements with respect to plans, projections or future performance of the Company and are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

General

     The Company has developed a network-based location systems designed to enable wireless carriers and others to provide their customers with valued-added location-based services and applications, including enhanced 911, live navigation assistance, enhanced 411, asset and vehicle tracking, ITS systems and network management systems.

     The RadioCameraTM system, is a geographic location ("geo-location") system that pinpoints the locations of mobile telephone subscribers within a wireless network. Using location fingerprinting, ("Location Fingerprinting" or "LF"), proprietary technology developed by the Company, the RadioCamera system measures the radio frequency pattern or the phase (i.e., the timing and the amplitude path) of all the radio frequency signals from a caller to a single cell site. The Company believes that this technology has distinct advantages over the competing technologies that use triangulation or the global positioning system ("GPS").

Corporate Strategy

     The Company intends to establish a leadership position within the industry by leveraging the technical, market timing, and economic advantages of its RadioCamera technology. Presently, the Company is evaluating the possibility of designing, building and operating a nationwide location network, through which it will develop and promote location-based applications to accommodate all standards and protocols, and provide an efficient and uniform networking platform for delivering location information.

Location Fingerprinting Technology

     The RadioCamera system utilizes a network-based architecture to operate the Company's Location Fingerprinting technology, which uses pattern recognition as its fundamental principle to determine location. The RadioCamera system identifies and "fingerprints" the RF (radio frequency) pattern (multipath phase and amplitude characteristics) of an operating cellular telephone or other wireless device. It then compares the RF pattern fingerprint to a database of previously identified RF fingerprints and their corresponding geographic locations within the calibrated network. The RadioCamera system uses the existing cellular infrastructure, not requiring modifications to the antennae, base station equipment or user handsets. The Company has recently developed modifications to its RadioCamera system for the CDMA and iDEN standards, in addition to the AMPS and TDMA systems.


Industry Overview

     There are approximately 75 million people using wireless telephones in the United States today, and that number is expected to grow by the year 2000 to an estimated 90 million, with some estimates reaching 120 million (Cellular Telecommunications Industry Association, March 1999), with an estimated 200 million worldwide. To accommodate the increased consumer demand for wireless services, the industry has aggressively continued its buildup of wireless infrastructure, and has implemented more efficient standards and digital technologies such as TDMA, CDMA, GSM and iDEN. The introduction of these standards into the market has additionally served as a selling point for manufacturers and service providers in the already extremely competitive arena of telecommunications.

     With the increase in the usage of wireless telephones comes an increase in emergency calls. As a result of these and other safety issues, the wireless industry, in June 1996, the FCC issued a mandate formalizing certain performance requirements, and implementing a schedule for wireless service providers to establish geolocation capabilities. The mandate requires an accuracy of 125 meters in 67% of all cases, using root mean square techniques, to be implemented by October 1, 2001.

     Anticipated value-added applications include enhanced 411 (caller-location based information services), asset tracking, vehicle location, personal safety, roadway and highway management ("ITS"), data base management and network management. Once deployed, the Company anticipates that value-added services facilitated by location-sensitive applications have the potential to further expand the market for wireless communications by allowing service providers to increase revenue-generating traffic on their networks.

Research and Development/Trials

     The Company is currently conducting field trials within the Western Wireless network in Billings, Montana; within the Bell Atlantic Mobile wireless network in Baltimore, Maryland; and in Company-operated test sites in Oakland, California. In addition, the Company is scheduling a field trial of the iDEN RadioCamera, within the Nextel network, to begin later this year. In April 1999, the Billings, Montana trial extended to a State of Montana sponsored "end to end" evaluation of the RadioCamera's functionality, from the location of the caller, to the delivery of the location information at the Public Safety Answering Points or "PSAPs" (regional emergency call centers). The system identifies a caller's phone number, location coordinates and nearest street address. The information is sent to the appropriate PSAP, where it is displayed on an electronic map at an operator's workstation. The RadioCamera continuously updates the location information, allowing the PSAP to monitor the caller's location throughout the call. The trial does not monitor emergency calls due to liability issues, and instead uses a substitute number to establish the efficiency and reliability of the system.

1999 Private Placement

     In March 1999, the Company commenced an undertaking to raise additional capital in a private placement offering of its securities. In April 1999, the Company received stockholders approval for the offering and completed the private offering of its securities, in which the Company raised gross proceeds of $6,000,000 through the sale of 60,000 shares of the Company's newly created Series B Preferred Stock. In addition, the Company offered its officers, directors and employees the right to purchase an aggregate of 405,000 shares of Common Stock at $1.00 per share. All shares were subscribed. Employees had the right to pay for the shares through a two-month salary deduction.

     Holders of the Series B Preferred Stock have the right to convert each share into 100 shares of the Company's Common Stock, at any time, commencing 90 days from issuance. However, if conversion is elected within 12 months of issuance, each share of Series B Preferred Stock is convertible into only 67 shares of Common Stock. Additionally, there is a mandatory conversion provision, commencing 12 months from issuance if the closing price for a share of Common Stock has been $5.00 or more for 30 consecutive trading days. Holders of the Series B Preferred Stock have the right, as a separate voting group, to elect one member to the Company's Board of Directors until such time as one of the following events occurs: (i) when 50% of the shares of Series B Preferred Stock have been voluntarily converted into Common Stock or (ii) if a mandatory conversion of the shares of Series B Preferred Stock occurs, an aggregate of 50% of the total number of shares of Common Stock issued upon conversion, whether voluntary or mandatory, have been resold. The holders of Series B Preferred Stock also have the right to vote on (i) the issuance of any stock that ranks senior to or on parity with the Series B Preferred Stock and (ii) any change in terms of the Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference of $100 per share.

     The Company agreed to file a registration statement to register the shares of Common Stock underlying the Series B Preferred Stock within 90 days of the Company's April 5, 1999 special meeting of stockholders. The proceeds of the offering will be used for general working capital.

     The Company's principal executive offices are located at 2303 Camino Ramon, San Ramon, California 94583, telephone: (925) 830-8801, facsimile (925) 830-8821. The Company's home page can be located on the World Wide Web at http://www.uswcorp.com.

                                  The Offering



Common Stock Outstanding                                      13,835,188  Shares
Prior to the Offering (1)

Common Stock To Be                                            21,835,188  Shares
Outstanding After the
Offering (2)

Risk Factors                                                  This offering involves a high degree of risk.  See "Risk Factors."

Use of Proceeds                                               All of the proceeds of this offering will be paid to the respective
                                                              Selling Securityholders and none of the proceeds will be received by the Company. All the expenses of this Offering will be paid by the
                                                              Company. See "Use of Proceeds."

NASDAQ Symbols (3)                                            Common Stock   -    USWC



     Does not include (i) the shares of Common Stock issuable upon the conversion of the shares of the Series A Preferred stock or the shares of Series A Preferred Stock issuable in accordance with the dividend on said shares or the shares of Common Stock into which those dividend shares may be (ii) the shares of Common Stock issuable upon conversion of the shares of the Series B Preferred
(iii) any shares of Common Stock underlying any outstanding warrants or options issued by the Company. Includes 1,698,281 shares, which shares are subject to the vesting milestones of the exchange offer in accordance with the March 1998 consolidation of Labyrinth Communications Technologies Group, Inc. with and into the Company.

     Includes the shares of Common Stock issuable upon conversion of the shares of the Series B Preferred Stock and 2,000,000 shares issuable upon the exercise of vested options issued to officers, directors and employees of the Company. Does not include (i) the shares of Common Stock issuable upon the conversion of the shares of the Series A Preferred stock or the shares of Series A Preferred Stock issuable in accordance with the dividend on said shares or the shares of Common Stock into which those dividend shares may be, or (ii) any shares of Common Stock underlying any outstanding warrants or options issued by the Company to officers, directors and employees which are not presently vested and exercisable.

     Quotation on Nasdaq does not imply that there is a meaningful market for the Company's securities or that if a market is developed that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's securities will be available for trading on the OTC Bulletin Board.

                                  RISK FACTORS

     An investment in the securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of the securities offered hereby should not be considered by anyone who cannot afford the risk of loss of their entire investment. Statements contained in this registrations statement which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.


     1. Development Stage Company; No Revenues from Operations. The Company is a development stage company with no revenues from operations. Its activities to date have consisted of its formation, obtaining financing, and the research, development, and testing of the Company's RadioCamera and Location Fingerprinting technology. The Company's operations are subject to all of the risks inherent in the establishment and development of a business enterprise, including the absence of a substantial operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a developing and expanding stage business and the competitive and unexplored environment in which the Company anticipates operating. The Company has not deployed a fully commercial system to date. There can be no assurances that any of the Company's product lines will be profitably produced, marketed, and/or operated, or that the Company will be able to attract and retain the management and skilled employees needed. Further, there can be no assurances that the Company's management will be able to successfully implement its business plan.

     2. Emerging Market for Location Technologies: Market Uncertainty. Presently there is a limited market for location-based technologies within the wireless industry. With the FCC mandate requiring geolocation of cellular subscribers dialing 911, there is the planned emergence of a market for location-based technologies for wireless systems. There can be no assurances that the FCC mandate will not be revised or amended, delaying or eliminating the necessity for geolocation information. In addition, there can be no assurances that there will develop additional applications and offerings of value-added services based upon location-based information. Recently the FCC issued a notice for discussion indicating that it was considering granting waivers to cellular carriers in order to allow time for technologies to be implemented. The Company is therefore developing a product and technology for which there is no clear market size and no assurances as to when and if one will develop. The success of the Company's product lines, if any, shall be contingent on their acceptance in the market place. Though the Company may be successful in developing its product lines, there can be no assurances that competitors will not produce products, which are either technically superior, price cost-effective or that, which make the Company's products obsolete. The lack of acceptance of the Company's product lines in the marketplace would have an adverse effect on its operations.

     3. Development of Business; Need for Additional Financing. The Company has not generated any operating revenues to date and can not accurately predict when and if substantial revenues will be generated, therefore, its cost of operations shall continue to be borne solely from its financing activities. The Company will require additional capital for operations to implement its business plan and corporate strategy of deploying a nationwide system. The Company may also seek additional funding if the operating timetable for the development, manufacturing, marketing, and sales of its products are unable to meet the Company's costs of operations. The primary expense of the Company is the salaries of its employees. The Company's limited resources in addition to its anticipated continuation of its research, development and testing operations, may cause significant strain on the Company's management, technical, financial, and other resources. To manage its development, the Company must continue to improve and expand its existing resources and management information systems and must attract, train, and motivate qualified technical, management and general personnel. There can be no assurance, however, that the Company will successfully be able to achieve these goals.

     4. Rapid Technological Change. The wireless communications and informational services industries are subject to rapid technological change. There can be no assurances that the Company will be able to keep pace with the technological developments in the telecommunication industry or to implement or change its product lines to meet new demands within the industry. Competitors with greater resources may develop products and/or technologies superior to or more cost effective than those marketed by the Company. See "Risk Factor No. 5-Competition."

     5. Competition. The emerging market for location-based technologies is highly competitive, with many companies engaging in the technological development of product lines which may presently or which may in the future compete with those of the Company. The Company believes that the initial deployment of location systems within the industry will shape the competitive marketplace and its players. There can be no assurances that the Company will be successful in entering the marketplace or, if successful, maintain a share therein. If any of the Company's products are found to be obsolete or not widely used or applicable, the Company may not be able to compete in the markets it anticipates. Further, the Company cannot offer any assurance that one or more of its current competitors will not develop and market products technologically superior or more cost effective than those which may be marketed by the Company or in a more timely manner than the Company, nor can the Company assure that other companies will not enter the marketplace with technologically superior product.

     6. Protection of Intellectual Property. The Company has filed 14 patent applications with the Patent & Trademark Office and has received notices of allowance for 2 of the Company's key patent applications. In addition, the Company anticipates filing continuations and additional patent applications in the future. Dr. Oliver Hilsenrath, President and Chief Executive Officer of the Company, and all other employees of the Company have agreed to, and upon the filing of all patent applications will, assign any and all rights, title and interest to said patents to the Company. There can be no assurances that any pending patent application will be approved. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe on the products of other companies or that other companies will not infringe on the patents of the Company. In the event the Company were to become engaged in litigation either as a result of a claimed infringement by the Company or as a result of an infringement of any of the Company's patents by a third party, there can be no assurance that the Company would be able to fund such litigation or, if funded, would be successful in any such litigation.

     7. Government Regulations. The FCC regulates the wireless communications industry. In particular, the FCC regulates, monitors and grants rights to the use of radio waves for all frequencies of the spectrum. On June 12, 1996, the FCC adopted a Report & Order which established performance goals and timetables for the identification of a wireless caller's phone number and physical location. Commencing in April 1998, wireless service providers must initiate action to comply with Phase I by developing the ability to provide callback numbers and cell or sector origination information to any qualified Public Safety Answering Point (PSAP) within their coverage zone who requests such information. The service provider must commence providing such information to qualified requesting PSAPs within six months of the PSAP's request. By October 1, 2001 wireless carriers must be able to locate, in 67% of all cases, a 911 caller within 125 meters. While the Company believes the RadioCamera will enable service providers to comply with these regulations, there are no assurances that the RadioCamera will meet this requirement. The Company's future expansion is largely reliant upon the implementation of Phase II and the subsequent creation of a market for its location technology. Any change by the FCC to the Phase II mandate may have an adverse effect on the Company. See "--Risk Factor No. 2 - Emerging Market for Location Technologies: Market Uncertainty."

     Additionally, the Company is required to comply with a wide range of other state and local rules and regulations applicable to its business. The ability to adapt the Company's product lines in order to comply with the current and anticipated broad federal, state, and local regulatory network is essential and may be costly. The failure to comply with such regulations may have an adverse effect on the Company's operations.

     8. Dependence on Management and Key Personnel; Covenants Not To Compete. The Company is dependent upon the personal efforts and abilities of Dr. Oliver Hilsenrath; the Company's President and Chief Executive Officer, as well as its team of executive officers and senior management. The ability to retain these executives and to attract and retain other highly competent executives, sales personnel and technicians is critical to the ongoing success of the Company. While the Company has not experienced difficulty in attracting and retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future. In addition, due to the technical nature of the Company's research and development, all executive officers and senior management of the Company are required to enter into employment agreements with the Company containing non-disclosure and non-compete covenants which restrict the information that they can disseminate and future employment. Several of the Company's employment agreements with senior management expire in 1999. While the Company intends to extend or execute new agreements with these members of management, there can be no assurance that the Company will be successful in doing so and no assurance that the Company will not lose the services of these employees upon expiration of their agreements. Furthermore, many states, including California, do not acknowledge certain provisions and types of restrictive non-competition covenants. It is therefore possible that a court will find that the non-competition clauses in any or all the employment agreements are not enforceable, whereby employees would be able to work for competitors of the Company. All employees of the Company are required to sign non-disclosure and confidentiality agreement prior to commencing their employment. Although the Company plans to aggressively protect its proprietary information, there can be no assurances that the Company will be able to prohibit former employees from using knowledge learned from working for the Company.

     9. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the officers and directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as officers and/or directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against officers and/or directors for actions taken by them which constitute negligence or gross negligence or for actions that are in violation of their fiduciary duties. In addition the Company has provided indemnification agreements to its outside officers and directors and recently amended its by-laws to provide indemnification to the fullest extent of the law. The inclusion of this provision in the Company's Certificate of Incorporation, by-laws, and the indemnification agreements may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

     10. No Dividends and None Anticipated. The Company has not paid any dividends nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. The dividend issuable in accordance with the Series A Preferred Stock is payable in cash or in kind at the Company's option, upon the earlier of conversion or redemption of the Series A shares.

     11. Shares Available for Resale. There are presently 13,835,188 shares of Common Stock outstanding, 70,000 shares of Series A Preferred Stock, and 60,000 shares of Series B Preferred Stock. Of the 13,835,188 shares currently outstanding, approximately 8.8 million shares are "restricted securities", with the balance freely tradable. Of such restricted shares, 1,698,281 shares are subject to the vesting milestones of the exchange offer in accordance with the March 1998 consolidation of Labyrinth Communications Technologies Group, Inc. This registration statement includes the registration of the resale of 8 million shares of Common Stock, 6 million underlying the Series B Preferred Stock and 2 million underlying options granted to officers, directors and employees of the Company, as to the portion of each option which is vested and exercisable. In addition, in prior registration statements, the Company has registered for resale the shares underlying the Series A Preferred Stock and shares and options granted in the Company's prior private placements. The majority of the balance of issued and outstanding shares have been held for more than one year and therefore may be sold pursuant Rule 144 under the Act. The Company cannot predict the effect, if any, that market sales of the shares of the Selling Securityholders or the availability for future sales of shares in accordance with Rule 144 will have on the market price of the Common Stock prevailing from time to time. The present prevailing markets price and after the market price after the Offering could be adversely affected by future sales of substantial amounts of Common Stock. See "Plan of Distribution."

     12. Effect of Outstanding Options, Warrants and Convertible Securities. The Company presently has outstanding options to purchase an aggregate of up to approximately 5,500,000 shares of Common Stock with exercise prices between $2.00 per share and $5.00 per share. The Company also has outstanding 70,000 shares of Series A Preferred Stock and 60,000 shares of Series B Preferred Stock, convertible into approximately 480,000 shares and 6,000,0000 shares of Common Stock, respectively. Each share of Series A Preferred Stock carries a 6% dividend, payable at the discretion of the Company, in cash or in kind, and is convertible at any time into shares of Common Stock. The exercise of any such outstanding warrants, stock options or conversion rights will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of Common Stock underlying such warrants, stock options or convertible preferred stock may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such outstanding securities can be expected to exercise them at a time when the Company, in all likelihood, would be able to obtain any needed capital on terms more favorable to the Company than those provided in such warrants, stock options and convertible preferred stock.

     13. Possible Future Dilution. The Company has authorized capital stock of 40,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock of which 400,000 have been designated as Series A Preferred Stock and 60,000 have been designated as Series B Preferred Stock and the balance subject to designation of rights and preferences to be determined by the Company's Board of Directors. Inasmuch as the Company may use authorized but unissued shares of Common Stock or Preferred Stock or securities convertible or exercisable in to capital stock, without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

     14. Potential Adverse Effects of Issuance of Preferred Stock: Anti-takeover Provisions. The Company is authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the timed of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. 300,000 shares of Series A Preferred Stock and 60,000 shares of Series B Preferred Stock have been authorized to date, of which 70,000 shares and 60,0000 shares, respectively, are currently outstanding. Issuance of additional Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company, or could result in the dilution of the voting power of the Common Stock purchased in this Offering. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the stockholders to effect a merger or business combination or to obtain control of the Company.

     15. Possible Delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. The Company's Common Stock is currently traded on the Nasdaq SmallCap Stock Market ("Nasdaq") which has certain minimum financial and market activity requirements that must be met in order to maintain continued listing. While the Company currently meets the continued listing requirements, there is no assurance that it will continue to do so. In the event the Company's Common Stock is delisted from Nasdaq, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Common Stock.

     16. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities in the secondary market.

     17. Possible Volatility of Stock Price. The market price of the shares of the Company's Common Stock, like that of the common stock of many other high technology companies, is likely to be highly volatile. Additionally, the Company's Common Stock is not heavily traded, which could increase the volatility of such stock. Factors such as the registration rights referenced above, the announcement of technological innovations or new products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, litigation, fluctuations in the Company's operating results, and market conditions for high technology stocks in general could have a significant impact on the future price of the Company's Common Stock.

     18. Year 2000 Issues. The Company does not believe that the impact of the year 2000 computer issue will have a significant or direct impact on its operations or financial position or that it will be required to significantly modify its internal computer systems or products currently under development. However, if internal systems do not correctly recognize date information when the year changes to 2000, there could be adverse impact on the Company's operations. Furthermore, there can be no assurance that another entity's failure to ensure year 2000 capability would not have an adverse effect on the Company.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information at June 30, 1999 and as adjusted to reflect the sale of the shares of Common Stock by the Selling Securityholders.

------------------------------------------------------------------------------------------------------------------------------------

Name and Address of Stockholder         Shares of Common Stock   Shares Offered(2)          Shares Owned After  Percentage of Shares
                                        Owned Prior to the                                        Offering      Owned After Offering
                                           Offering (1)
------------------------------------------------------------------------------------------------------------------------------------

Interactive Flight Technologies, Inc.        3,000,000             3,000,000
4041 N. Central Ave. Phoenix, AZ  85012                                                              --            --

------------------------------------------------------------------------------------------------------------------------------------

Liberty Ventures I, L.P.                     1,000,000             1,000,000
441 North 5th Street                                                                                 --            --
c/o Liberty Ventures, Inc.
Philadelphia, PA  19123

------------------------------------------------------------------------------------------------------------------------------------

WT Holdings, Inc.                            1,000,000             1,000,000
225 S. 4th Street  #104                                                                              --                      --
Philadelphia, PA  19106

------------------------------------------------------------------------------------------------------------------------------------

Boone Investments Ltd.                       500,000               500,000
Duke Street, Grotten House                                                                           --                      --
Grand Turk, Turks & Caicos Islands BWI
------------------------------------------------------------------------------------------------------------------------------------
Lilly Investments, Ltd.                      500,000               500,000
Duke Street, Grotten House                                                                           --                      --
Grand Turk, Turks & Caicos Islands BWI
------------------------------------------------------------------------------------------------------------------------------------

     Irwin Gross a member of the Company's board of directors is the Chief Executive Officer of Interactive Flight Technologies, Inc. References the number of shares of Common Stock underlying the shares of Series B Preferred Stock currently held by the Selling Securityholders.

     The resale of the Shares by the holders (the "Selling Securityholders") is restricted and limited in accordance with certain holdback provisions incorporated into the subscription documents. See "Plan of Distribution - Holdback Provisions."

                              PLAN OF DISTRIBUTION


     This Prospectus covers the offering of 6,000,000 shares of Common Stock issuable upon the conversion of 60,000 shares of the Company's Series B Preferred Stock. See "Selling Securityholders." This Prospectus shall be delivered by said Selling Securityholders upon the sale of any shares by said holders. The shares of Common Stock issuable upon the conversion of the Series B Preferred Stock may be sold, from time to time subject to the holdback provisions discussed below, by the Selling Securityholders. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Company's securities offered hereby. See "Risk Factors."

     The sale of the securities by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

     At the time a particular offer of its securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

     Under the Exchange Act, and the rules and regulations thereunder, any person engaged in a distribution of Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Company securities by the Selling Securityholders. Holdback Provisions

     Each of the Selling Securityholders' has agreed that it each shall not sell, transfer or otherwise dispose of any Shares during the 90 day period following the closing of the initial sale and purchase of shares of Series B Preferred Stock. Upon the expiration of such 90-day period and the effectiveness of this Registration Statement and Prospectus, the undersigned may sell, transfer or otherwise dispose under this Prospectus up to 16.7% of the shares of Common Stock, which may be acquired upon conversion of the Series B Preferred Stock. Each Selling Securityholder may assign its right to resell its Shares to another Selling Securityholder. Any further sales, transfers or other dispositions under this Prospectus, of Common Stock acquired upon conversion of the Series B Preferred Stock shall be subject to the volume limitations set forth in Rule 144(e) under the Securities Act of 1933, as amended (the "Act") until such shares may be sold free of such volume limitations under Rule 144(k) under the Act.

Reports to Shareholders

     The  Company  has  adopted  March 31 as its fiscal  year end.  The  Company furnishes annual reports to its shareholders containing audited consolidated financial statements, together with an opinion by independent certified public accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.

                                 LEGAL OPINIONS

     Legal matters relating to shares of Common Stock offered hereby will be passed on for the Company by its counsel, David S. Klarman, Esq.

                                     EXPERTS

     The consolidated financial statements of the Company for the years ended March 31, 1999 and 1998 included in Form 10-KSB for the Company's fiscal year ended March 31, 1999, incorporated by reference in this Prospectus, have been audited by Haskell & White LLP, Independent Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares of Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549. The address of the site is http://www.sec.gov.

                                 Alternate Page
                    Subject to Completion Dated July __, 1999

PROSPECTUS

                                2,000,000 SHARES

                            U.S. Wireless Corporation

                                  COMMON STOCK

     This Prospectus covers the sale of up to 2,000,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of U.S. Wireless Corporation (the "Company"), which shares are issuable upon the exercise options, which are presently vested and exercisable, granted to officers, directors and employees of the Company. The options have been granted in accordance with the Company's compensation programs. The Company has set up an account with Dean Witter Morgan Stanley to enable the simultaneous exercise of the option, in whole or in part and the resale of the share(s) purchased by the holder, whereby, the Company would received the exercise price and the holder the difference between the sale price and exercise price, less commissions. See "Plan of Distribution."

     The shares of Common Stock underlying the options granted by the Company may be sold from time to time, subject to the vesting provisions in each individual option agreement, in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof.

     The Company's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol "USWC". Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock, or that if one is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Common Stock will be available for trading in the over-the-counter market on the OTC Bulletin Board.

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is July __ , 1999.

                                 Alternate Page
                             SELLING SECURITYHOLDERS

     This Prospectus covers the sale of up to an aggregate of 2,000,000 shares Common Stock of the Company, which shares are issuable upon the exercise options, which are presently vested and exercisable, granted to officers, directors and employees of the Company. The options have been granted in accordance with the Company's compensation programs. The Company has set up an account with Dean Witter Morgan Stanley to enable the simultaneous exercise of the options, in whole or in part by the holders. The Company shall authorize the resell of an aggregate of 2,000,000 shares underlying options granted to officers, directors and employees of the Company, in accordance with a schedule supplied by the Company, providing a breakdown of each individuals vested portion of their granted options. The exercise of the options and resale of shares shall be strictly monitored by the Company.

                                 Alternate Page
                              PLAN OF DISTRIBUTION

     The Company has set up an account with Dean Witter Morgan Stanley to enable the simultaneous exercise of the options, in whole or in part by the holders, and the resale of the shares purchased, whereby, the Company would received the exercise price and the holder the difference between the sale price and exercise price, less a commission. The Company may in the future engage other brokerage firms to implement this option exercise program. All references to "Agent" shall refer to Morgan Stanley Dean Witter or such other brokerage firm engaged by the Company to facilitate this option exercise program. The Company shall authorize its Agent to resell an aggregate of 2,000,000 shares underlying options granted to officers, directors and employees of the Company, in accordance with a schedule supplied by the Company, providing a breakdown of each individuals vested portion of their granted options. The exercise of the options and resale of shares shall be strictly monitored by the Company.

     This Prospectus shall be delivered by each Selling Securityholder upon the sale of any shares by said holders. Shares of Common Stock issuable upon the exercise of vested options, may be sold, from time to, by the Selling Securityholders. Sales of such shares or even the potential of such sales at any time may have an adverse effect on the market prices of the Company's shares offered hereby. See "Risk Factors."

     In the event that any holder desires to exercise his option, as vested, in whole and part and not resell the shares immediately, the holder may resell the shares in accordance with this prospectus as described below. The sale of the shares by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the shares, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

     At the time a particular offer of its shares is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

     Under the Exchange Act, and the rules and regulations thereunder, any person engaged in a distribution of Company's Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company shares during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M in connection with transactions in such shares, which provisions may limit the timing of purchases and sales of Company shares by the Selling Securityholders.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

SEC Registration Fee ......................................           $ 3,793
Accounting Fees ...........................................             3,000
Printing and Electronic Filing Fees .......................             5,000
Nasdaq Additional Listing Fees ............................             7,500
Miscellaneous .............................................               707
                                                                      -------
Total .....................................................           $20,000(1)

(1)      Estimated.


Item 15.  Indemnification of Directors and Officers.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

     The following exhibits are hereby filed with the Commission with the Company's Registration Statement on Form S-3.

  5.1                      -        Opinion of David S. Klarman, Esq.
23(a)                      -        Consent of Haskell & White LLP
23(b)                      -        Consent of David S. Klarman, Esq. is included in the opinion filed as Exhibit 5.0

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Bylaws, indemnification agreements, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Ramon, CA on the 29th day of June, 1999.


                                                     U.S. Wireless Corporation


                                            By:      \s\ Dr. Oliver Hilsenrath
                                                     Dr. Oliver Hilsenrath
                                                     Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



\s\ Dr. Oliver Hilsenrath                                     Chief Executive Officer            06/30/99
Dr. Oliver Hilsenrath                                         President and director             Date


\s\ Dennis Francis                                            Director                           06/30/99
Dennis Francis                                                                                   Date


\s\ Barry West                                                Director                           06/30/99
Barry West                                                                                       Date


\s\ David Tamir                                               Director                           06/30/99
David Tamir                                                                                      Date


\s\ Irwin Gross                                               Director                           06/30/99
Irwin Gross                                                                                      Date

